Exhibit 8.1

SUBSIDIARIES OF AND CONSOLIDATED ENTITIES OF

AKSO HEALTH GROUP

As of March 31, 2023

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Percentage of direct or indirect

WE HEALTH LIMTED	New York, United States	100%

Akso Remote Medical Consultation Center Inc	Wyoming, United States	100%

Akso Online MediTech Co., LTD	Wyoming, United States	100%

AKSO FIRST HEALTH TREATMENT CENTER INC.	Massachusetts, United States	100%

We Healthy Limited	Hong Kong	51%

Qingdao Akso Health Management Co., Ltd.	People’s Republic of China	100%